Exhibit 99.1

Ark Restaurants Announces Financial Results for the
Third Quarter of 2013

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – August 13, 2013 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the third quarter ended June 29, 2013.

Total revenues for the three-month period ended June 29, 2013 were $36,473,000 versus $39,193,000 for the three months ended June 30, 2012. The prior year’s revenues include $2,257,000 related to two properties closed in 2012.

Company-wide same store sales decreased 2.2% for the three-month period ended June 29, 2013 compared to the same three month period last year.

The Company’s Continuing Operations EBITDA adjusted for non-cash stock option expense and non-controlling interests for the three-month period ended June 29, 2013 was $4,902,000 versus $5,352,000 during the same three-month period last year. The Company’s income from continuing operations for the three-month period ended June 29, 2013 was $2,629,000, or $0.81 per basic share ($0.77 per diluted share), as compared to income from continuing operations of $2,923,000, or $0.90 per basic ($0.89 per diluted share), for the same three-month period last year. Included in the Company’s income from continuing operations for the three-month period ended June 29, 2013.

As of June 29, 2013 the Company had cash, cash equivalents totaling $4,571,000 and notes payable in the amount of $4,083,000 resulting from the purchase of 250,000 shares of treasury stock in December 2011, the purchase of membership interests in Ark Hollywood/Tampa Investment, LLC and the purchase of our interests in the New Meadowlands Racetrack LLC.

Ark Restaurants owns and operates 20 restaurants and bars, 22 fast food concepts and catering operations in New York City, Washington, D.C. and Las Vegas, NV. Five restaurants are located in New York City, three are located in Washington, D.C., seven are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include five restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; one bar within the Venetian Casino Resort, as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and one restaurant. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13 and 39-week periods ended June 29, 2013 and June 30, 2012

(In Thousands, Except per share amounts)

	13 weeks ended	13 weeks ended	39 weeks ended	39 weeks ended
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
TOTAL REVENUES	$ 36,473	$ 39,193	$ 96,899	$ 101,946

COST AND EXPENSES:

Food and beverage cost of sales	8,959	9,992	24,142	26,020
Payroll expenses	10,805	11,702	31,767	32,758
Occupancy expenses	4,442	4,494	13,063	13,485
Other operating costs and expenses	4,400	5,156	12,797	13,250
General and administrative expenses	2,398	2,240	7,564	7,271
Depreciation and amortization	1,082	1,097	3,179	2,976

Total costs and expenses	32,086	34,681	92,512	95,760

OPERATING INCOME	4,387	4,512	4,387	6,186

Other income, net	(14)	(29)	(177)	(434)

INCOME BEFORE PROVISION FOR INCOME TAXES	4,401	4,541	4,564	6,620

Provision for income taxes	1,112	1,303	1,168	1,841

INCOME FROM CONTINUING OPERATIONS	3,289	3,238	3,396	4,779

Income (loss) from discontinued operations, net of tax	-	41	-	(395)

CONSOLIDATED NET INCOME	3,289	3,279	3,396	4,384

Net income attributable to non-controlling interests	(660)	(315)	(1,024)	(737)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$ 2,629	$ 2,964	$ 2,372	$ 3,647

AMOUNTS ATTRIBUTABLE TO ARK RESTAURANTS CORP.:
Income from continuing operations	$ 2,629	$ 2,923	$ 2,372	$ 4,042
Income (loss) from discontinued operations, net of tax	-	41	-	(395)
Net income	$ 2,629	$ 2,964	$ 2,372	$ 3,647

NET INCOME PER ARK RESTAURANTS CORP. COMMON SHARE:
From continuing operations:
Basic	$ 0.81	$ 0.90	$ 0.73	$ 1.22
Diluted	$ 0.77	$ 0.89	$ 0.71	$ 1.21
From discontinued operations:
Basic	$ -	$ 0.01	$ -	$ (0.12)
Diluted	$ -	$ 0.01	$ -	$ (0.12)
From net income:
Basic	$ 0.81	$ 0.91	$ 0.73	$ 1.10
Diluted	$ 0.77	$ 0.90	$ 0.71	$ 1.09

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,245	3,245	3,245	3,307
Diluted	3,396	3,278	3,362	3,335

EBITDA Reconciliation:
Pre tax income	$ 4,401	$ 4,541	$ 4,564	$ 6,620
Depreciation and amortization	1,082	1,097	3,179	2,976
EBITDA (a)	$ 5,483	$ 5,638	$ 7,743	$ 9,596

EBITDA adjusted for non-cash stock option expense and
non-controlling interests:
EBITDA (as defined) (a)	$ 5,483	$ 5,638	$ 7,743	$ 9,596
Net income attributable to non-controlling interests	(660)	(315)	(1,024)	(737)
Non-cash stock option expense	79	29	238	29
EBITDA, as adjusted	$ 4,902	$ 5,352	$ 6,957	$ 8,888

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company’s past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.